Exhibit 16.1

January 25, 2017
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for The Brink’s Company (the Company) and, under the date of February 29, 2016, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014, and the effectiveness of internal control over financial reporting as of December 31, 2015. On January 24, 2017, we were notified that the Company engaged Deloitte & Touche LLP (“Deloitte”) as its principal accountant for the year ending December 31, 2017 and the auditor-client relationship with KPMG LLP will cease upon completion of the audit of The Brink’s Company’s consolidated financial statements as of and for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, and the issuance of our reports thereon. We have read the Company’s statements included under item 4.01 of its Form 8-K dated January 20, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements (1) in the 1st paragraph that the change was approved by the Audit and Ethics Committee of the Company’s Board of Directors, (2) in the 2nd and 3rd paragraphs regarding the Company’s reasons for and process surrounding the change in auditors including whether the Audit and Ethics Committee engaged in a competitive auditor selection process in light of the Company’s continued focus on cost control, and (3) in the 4th paragraph that Deloitte was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP